EXHITBIT A



                         INDEPENDENT ACCOUNTANTS' REPORT



To the Board of Directors of netcruise.com, inc.

We have reviewed the accompanying consolidated balance sheet of netcruise.com, inc. and subsidiaries as of June 30, 2000, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the three and six month periods then ended. These financial statements are the responsibility of the Company's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying consolidated financial statements for them to be in conformity with generally accepted accounting principles.



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WISS & COMPANY, LLP


Livingston, New Jersey
August 4, 2000